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EXHIBIT 99.1


FOR IMMEDIATE RELEASE                CONTACT: Frederick N. Cooper (215) 938-8312
June 9, 2005                                         fcooper@tollbrothersinc.com
                                                 Joseph R. Sicree (215) 938-8045
                                                     jsicree@tollbrothersinc.com



          TOLL BROTHERS, INC. ANNOUNCES A 2-FOR-1 SPLIT OF COMMON STOCK

Horsham, PA, June 9, 2005 - Toll Brothers, Inc. (NYSE:TOL), the nation's leading builder of luxury homes, today announced the declaration of a 2-for-1 split of its common stock which will be effected in the form of a stock dividend. Record holders of the Company's common stock as of the close of business on June 21, 2005 will be entitled to one additional share for each share held at that time. The new shares will be distributed on July 8, 2005.

Robert I. Toll, chairman and chief executive officer, stated: "We are pleased to announce this stock split. We believe this action will increase liquidity in our stock and improve investment opportunities for retail investors."

Toll Brothers, Inc. is the nation's leading builder of luxury homes. In FY 2004, the Company reported record revenues of $3.9 billion and record net income of $409 million. Through April 30, 2005, the first six months of its FY 2005, the Company reported record revenues of $2.2 billion and record earnings of $280 million, which were up 58% and 129% respectively, compared to the same period in FY 2004. As noted in its earnings report of May 26 2005, the Company expects net income to increase approximately 70% in total in FY 2005 over FY 2004 and approximately 20% in FY 2006 over FY 2005.

Toll Brothers, Inc. is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "TOL". The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Massachusetts, Maryland, Michigan, Nevada, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Texas, and Virginia.

Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, landscape, cable T.V. and broadband Internet delivery subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.


                                     *more*


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Toll Brothers is the only publicly traded national home building company to have won all three of the industry's highest honors: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award and Builder of the Year. For more information visit www.tollbrothers.com.
                                                ---------------------

      Certain information included herein and in other Company reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income from joint ventures and the Toll Brothers Realty Trusts Group, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.

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